Centennial Communications Announces Fiscal Third-Quarter Results

Fiscal third-quarter net income of $0.18 per diluted share, compared to net income of $0.05 per diluted share in the prior-year quarter

Fiscal third-quarter consolidated adjusted operating income of $106.3 million, up 14 percent year-over-year from $93.5 million

Fiscal third-quarter consolidated revenue of $262.7 million, up 5 percent year-over-year from $251.2 million

WALL, NJ--(Marketwire - April 07, 2009) - Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today reported net income of $19.4 million, or $0.18 per diluted share, for the fiscal third quarter of 2009 as compared to net income of $5.4 million, or $0.05 per diluted share, in the fiscal third quarter of 2008.  Consolidated adjusted operating income (AOI)(1) was $106.3 million for the fiscal third quarter, as compared to $93.5 million for the adjusted prior-year quarter.  For comparison, certain of the Company’s fiscal 2008 financial results have been adjusted to reflect the discontinuation of its loaned phones program in Puerto Rico as of June 1, 2008(2).

Centennial reported fiscal third-quarter consolidated revenue of $262.7 million, which included $147.1 million from U.S. wireless and $115.6 million from Puerto Rico operations.  Consolidated revenue grew 5 percent versus the fiscal third quarter of 2008.  The Company ended the quarter with 1,094,900 total wireless subscribers, which compares to 1,086,300 for the year-ago quarter and 1,091,600 for the previous quarter ended November 30, 2008.  The Company reported 683,300 total access lines and equivalents at the end of the fiscal third quarter, which compares to 559,200 for the year-ago quarter.

AT&T TRANSACTION

•
On February 24, 2009, Centennial announced that its stockholders approved the adoption of the Agreement and Plan of Merger, dated as of November 7, 2008 (the “Merger Agreement”), providing for the acquisition of Centennial by AT&T Inc. (“AT&T”).  Of the shares voted at the special meeting, over 99 percent were cast in favor of the adoption, representing approximately 88 percent of the total shares outstanding and entitled to vote.

•
On November 7, 2008, Centennial entered into the Merger Agreement under which AT&T will acquire Centennial (the “Merger”).  Under the terms of the Merger Agreement, Centennial stockholders will receive $8.50 per share in cash for a total equity price of $944 million.  Including net debt, the total enterprise value is approximately $2.8 billion.  Completion of the Merger is not subject to a financing condition, but remains subject to (i) conditions relating to approval by the Federal Communications Commission, (ii) expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) other customary conditions to closing.  The Company anticipates that the Merger will be completed by mid-year calendar 2009, assuming satisfaction or waiver of all of the conditions to the Merger.

CENTENNIAL SEGMENT HIGHLIGHTS

U.S. Wireless Operations

•
Revenue was $147.1 million, a 7 percent increase from last year’s third quarter.  Retail revenue (total revenue excluding roaming revenue) increased 7 percent from the year-ago period primarily driven by solid data, access and feature revenue.  Roaming revenue increased 3 percent from the year-ago quarter primarily because of an increase in data roaming revenue, partially offset by a decline in voice roaming revenue due to a 16 percent decrease in the average roaming rate per minute.

•
Average revenue per user (ARPU) was $74 during the fiscal third quarter, a 6 percent year-over-year increase.  ARPU included approximately $8.12 of data revenue per user, which grew 49 percent from the year-ago period.

•	AOI was $59.3 million, a 17 percent year-over-year increase, representing an AOI margin of 40 percent. AOI benefited from solid growth in retail revenue and a decrease in advertising expenses.

•
U.S. wireless ended the quarter with 664,200 total subscribers, which compares to 662,700 for the prior-year quarter and to 661,100 for the previous quarter ended November 30, 2008.  Postpaid subscribers increased 4,800 from the fiscal second quarter of 2009 on stable postpaid churn of 2.1 percent.

•	Capital expenditures were $12.3 million for the fiscal third quarter.

Puerto Rico Wireless Operations

•	Revenue was $83.5 million, an increase of 1 percent from the prior-year third quarter, primarily driven by a 2 percent increase in total subscribers and growth in data roaming revenue.

•	ARPU was $65, which was unchanged compared to the year-ago period. ARPU included approximately $10.43 of data revenue per user, which increased 48 percent from the year-ago period.

•
AOI totaled $27.1 million, an adjusted 7 percent year-over-year increase, representing an AOI margin of 32 percent.  AOI benefited from an increase in total subscribers and an adjusted 5 percent decrease in handset expense.

•
Puerto Rico wireless ended the quarter with 430,700 total subscribers, which compares to 423,600 for the prior-year quarter and to 430,500 for the previous quarter ended November 30, 2008.  Postpaid subscribers increased 400 from the fiscal second quarter of 2009 due to an increase in Instant Internet broadband data customers, largely offset by continued declines in traditional voice customers.  Postpaid churn rose to 2.9 percent.

•	Capital expenditures were $5.7 million for the fiscal third quarter.

Puerto Rico Broadband Operations

•	Revenue was $35.0 million, a 3 percent year-over-year increase. Revenue increased primarily due to solid access line growth, partially offset by a decrease in recurring revenue per line.

•
AOI was $19.9 million, a 13 percent increase from the year-ago period, representing an AOI margin of 57 percent.  AOI increased largely due to solid access line growth and a settlement related to an intercarrier compensation dispute.

•
Switched access lines totaled approximately 103,700 at the end of the fiscal third quarter, an increase of 12,100 lines, or 13 percent from the prior-year quarter.  Dedicated access line equivalents were 579,600 at the end of the fiscal third quarter, a 24 percent year-over-year increase.

•	Capital expenditures were $6.1 million for the fiscal third quarter.

REVISED FISCAL 2009 OUTLOOK

•
The Company expects consolidated AOI from continuing operations between $400 million and $415 million for fiscal 2009, excluding stock-based compensation expense.  Consolidated AOI from continuing operations for fiscal year 2008 would have been $385.7 million if adjusted for the discontinuation of the loaned phones program in the Company’s Puerto Rico wireless operations.  The Company has not included a reconciliation of projected AOI to the related GAAP measure because projections for some components of this reconciliation are not possible to forecast at this time.

•	The Company expects fiscal 2009 U.S. wireless roaming revenue to be approximately flat versus fiscal 2008. U.S. wireless roaming revenue for fiscal 2008 was $58.3 million.

•
The Company expects capital expenditures will be approximately $125 million for fiscal 2009 including spectrum clearing to partially upgrade its U.S. wireless network to next-generation (3G) technology.  Capital expenditures including spectrum acquisition costs for fiscal 2008 would have been $118.7 million if adjusted for the discontinuation of the loaned phones program in the Company’s Puerto Rico wireless operations.

	FY2008 Adjusted Results	FY2009 Previous Outlook	FY2009 Revised Outlook
Consolidated Adjusted Operating Income (AOI)	$385.7 million (adjusted for $18.4 million of capitalized phones)	$395 million - $415 million	$400 million - $415 million
U.S. Wireless Roaming Revenue	$58.3 million	Approximately $5 million decline	Approximately flat versus fiscal 2008
Consolidated Capital Expenditures (Capex)	$118.7 million (adjusted for $18.4 million of capitalized phones)	$130 million including partial next-generation (3G) network upgrade in U.S. wireless	$125 million including spectrum clearing for partial next-generation (3G) network upgrade in U.S. wireless

DEFINITIONS AND RECONCILIATION

(1)
Adjusted operating income is defined as net income before loss from discontinued operations, minority interest in income of subsidiaries, income tax expense, interest expense, net, loss on disposition of assets, litigation settlement expense, transaction costs, stock-based compensation expense and depreciation and amortization.  Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008
Adjusted operating income	$106,315	$99,108	$299,581	$295,128
Depreciation and amortization	(32,366)	(35,262)	(103,019)	(102,873)
Stock-based compensation expense	(2,815)	(2,112)	(9,019)	(8,548)
Transaction costs	(666)	—	(3,002)	—
Litigation settlement expense	—	—	—	(2,950)
Loss on disposition of assets	(422)	(120)	(456)	(1,731)
Operating income	70,046	61,614	184,085	179,026
Interest expense, net	(42,735)	(47,508)	(132,163)	(143,901)
Income tax expense	(7,508)	(7,302)	(20,255)	(20,270)
Minority interest in income of subsidiaries	(284)	(171)	(581)	(492)
Income from continuing operations	19,519	6,633	31,086	14,363
Net loss from discontinued operations	(138)	(1,218)	(926)	(2,257)
Net income	$19,381	$5,415	$30,160	$12,106

(2)
Please refer to the Company’s Form 10-K for the year ending May 31, 2008 and the fiscal fourth-quarter 2008 earnings press release for information regarding the discontinuation of the loaned phones program.

ABOUT CENTENNIAL

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 683,300 access lines and equivalents.  The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states.  Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions.  Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial.  For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.

SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995:  Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to:  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement with AT&T; the outcome of any legal proceeding that has been or may be instituted against Centennial and others relating to the Merger Agreement with AT&T; the inability to complete the Merger due to the failure to satisfy r conditions to consummation of the Merger; the failure of the Merger to close for any other reason; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; business uncertainty and contractual restrictions during the pendency of the Merger; the diversion of management’s attention from ongoing business concerns; the effect of the announcement of the Merger on our customer and supplier relationships, operating results and business generally; the amount of the costs, fees, expenses and charges related to the Merger; the timing of the completion of the Merger or the impact of the Merger on our capital resources, cash requirements, profitability, management resources and liquidity; risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over applicable periods), industry performance and the regulatory environment; the effects of a recession in the United States and general downturn in the economy, including the illiquidity in the debt/capital markets; the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; our ability to gain access to the latest technology handsets in a timeframe and at a cost similar to our competitors; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and deployment of advanced technologies, including 3G and 4G services; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G and 4G technology; the effect of changes in the level of support provided to us by the Universal Service Fund, or USF; our ability to grow our subscriber base at a reasonable cost to acquire; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our ability to successfully integrate any acquired markets or businesses; the effects of higher than anticipated handset subsidy costs; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; the effects of adding new subscribers with lower credit ratings; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; market prices for the products and services we offer may decline in the future; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; the effects of a decline in the market for our Code Division Multiple Access (“CDMA”) -based technology; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of downturns in the economy, world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures; our need to refinance or amend existing indebtedness prior to its stated maturity; the effects of governmental regulation of the telecommunications industry; our ability to attract and retain qualified personnel; the effects of network disruptions and system failures; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us or our vendors, including litigation relating to wireless billing, using wireless telephones while operating an automobile and litigation relating to infringement of patents; the effects of scientific reports that may demonstrate possible health effects of radio frequency transmission from use of wireless telephones; the influence on us by our significant stockholder and anti-takeover provisions and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

CENTENNIAL COMMUNICATIONS CORP.
FINANCIAL DATA AND OPERATING STATISTICS
02/28/2009
($000's, except per subscriber data)

	Three Months Ended		Nine Months Ended
	Feb-09	Feb-08	Feb-09	Feb-08

CONSOLIDATED
Total Wireless Subscribers	1,094,900	1,086,300	1,094,900	1,086,300
Net Gain - Total Subscribers	3,300	18,000	2,300	36,700
Revenue per Average Wireless Customer (1)	$70	$68	$71	$68
Retail Penetration (4)	8.4%	8.4%	8.4%	8.4%
Prepaid & Postpaid Churn - Wireless (5)	2.5%	2.3%	2.6%	2.4%
Monthly MOU's per Wireless Voice Customer	1,378	1,373	1,402	1,353

U.S. WIRELESS

Postpaid Wireless Subscribers	649,500	641,000	649,500	641,000
Prepaid Wireless Subscribers	14,700	21,700	14,700	21,700
Total Wireless Subscribers	664,200	662,700	664,200	662,700
Total Wireless Gross Adds	47,200	58,200	147,800	154,800
Net Gain - Wireless Subscribers	3,100	12,600	(1,100)	19,600
GSM as a % of Retail Subscribers	100.0%	97.1%	100.0%	97.1%
Revenue per Average Wireless Customer (1)	$74	$70	$74	$70
Retail Revenue per Average Wireless Customer (2)	$67	$64	$66	$62
Data Revenue per Average Wireless Customer (3)	$8.12	$5.45	$7.40	$4.81
Retail Revenue	$134,191	$125,276	$395,264	$363,502
Roaming Revenue	$12,899	$12,526	$43,845	$44,711
Penetration - Wireless (4)	7.4%	7.4%	7.4%	7.4%
Postpaid Churn - Wireless (5)	2.1%	2.0%	2.4%	2.0%
Prepaid & Postpaid Churn - Wireless (5)	2.2%	2.3%	2.5%	2.3%
Monthly MOU's per Wireless Voice Customer	1,090	1,075	1,105	1,058
Cost to Acquire (6)	$311	$288	$334	$353
Capital Expenditures	$12,279	$16,156	$29,376	$34,974

PUERTO RICO

Postpaid Wireless Subscribers	427,000	420,900	427,000	420,900
Prepaid Wireless Subscribers	3,700	2,700	3,700	2,700
Total Wireless Subscribers	430,700	423,600	430,700	423,600
Total Wireless Gross Adds	38,000	35,400	110,200	108,300
Net Gain - Wireless Subscribers	200	5,400	3,400	17,100
Revenue per Average Wireless Customer (1)	$65	$65	$66	$66
Data Revenue per Average Wireless Customer (3)	$10.43	$7.06	$9.43	$6.53
Penetration - Wireless (4)	10.8%	10.6%	10.8%	10.6%
Postpaid Churn - Wireless (5)	2.9%	2.4%	2.7%	2.4%
Prepaid & Postpaid Churn - Wireless (5)	2.9%	2.4%	2.8%	2.5%
Monthly MOU's per Wireless Voice Customer	1,875	1,864	1,905	1,839
Fiber Route Miles	1,393	1,333	1,393	1,333
Switched Access Lines	103,700	91,600	103,700	91,600
Dedicated Access Line Equivalents (7)	579,600	467,600	579,600	467,600
On-Net Buildings	2,442	2,146	2,442	2,146
Capital Expenditures - Wireless	$5,677	$10,264	$24,233	$27,022
Capital Expenditures - Broadband	$6,102	$3,753	$20,704	$13,599
Capital Expenditures - Total Puerto Rico	$11,779	$14,017	$44,937	$40,621

REVENUES

U.S. Wireless	$147,090	$137,802	$439,109	$408,213
Puerto Rico - Wireless	$83,497	$82,681	$253,726	$244,818
Puerto Rico - Broadband	$35,023	$33,919	$105,880	$98,929
Puerto Rico - Intercompany	$(2,881)	$(3,249)	$(8,881)	$(9,269)
Total Puerto Rico	$115,639	$113,351	$350,725	$334,478
Consolidated	$262,729	$251,153	$789,834	$742,691

ADJUSTED OPERATING INCOME (8)

U.S. Wireless	$59,323	$50,497	$168,216	$155,008
Puerto Rico - Wireless	$27,112	$30,958	$73,576	$86,846
Puerto Rico - Broadband	$19,880	$17,653	$57,789	$53,274
Total Puerto Rico	$46,992	$48,611	$131,365	$140,120
Consolidated	$106,315	$99,108	$299,581	$295,128

NET DEBT

Total Debt Less Cash and Cash Equivalents	$1,858,700	$1,924,100	$1,858,700	$1,924,100

(1) Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average customers for such period.
(2) Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average customers for such period.
(3) Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average customers for such period.
(4) The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end.
(5) Churn is calculated by dividing the aggregate number of subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month. Churn is stated as the average monthly churn rate for the period.
(6) Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period. Cost to acquire excludes costs relating to phones used for customer retention.
(7) February 2008 includes 84,700 dedicated access line equivalents related to repeatedly renewed short term contracts that had previously been excluded due to their term.
(8) Adjusted operating income is defined as net income before loss from discontinued operations, minority interest in income of subsidiaries, income tax expense, interest expense, net, loss on disposition of assets, litigation settlement expense, transaction costs, stock-based compensation expense and depreciation and amortization.

CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2009	2008	2009	2008

REVENUE:
Service revenue	$247,415	$233,361	$743,669	$698,457
Equipment sales	15,314	17,792	46,165	44,234
	262,729	251,153	789,834	742,691

COSTS AND EXPENSES:
Cost of services (exclusive of depreciation and amortization shown below)	46,383	45,034	148,300	135,975
Cost of equipment sold	37,737	34,047	120,729	95,831
Sales and marketing	24,180	25,503	78,698	77,817
General and administrative	51,595	49,573	154,547	149,438
Depreciation and amortization	32,366	35,262	103,019	102,873
Loss on disposition of assets	422	120	456	1,731
	192,683	189,539	605,749	563,665

OPERATING INCOME	70,046	61,614	184,085	179,026

INTEREST EXPENSE, NET	(42,735)	(47,508)	(132,163)	(143,901)

INCOME FROM CONTINUING OPERATIONS BEFORE
INCOME TAX EXPENSE AND MINORITY INTEREST
IN INCOME OF SUBSIDIARIES	27,311	14,106	51,922	35,125

INCOME TAX EXPENSE	(7,508)	(7,302)	(20,255)	(20,270)

INCOME FROM CONTINUING OPERATIONS
BEFORE MINORITY INTEREST IN INCOME
OF SUBSIDIARIES	19,803	6,804	31,667	14,855

MINORITY INTEREST IN INCOME OF SUBSIDIARIES	(284)	(171)	(581)	(492)

INCOME FROM CONTINUING OPERATIONS	19,519	6,633	31,086	14,363

NET LOSS FROM DISCONTINUED OPERATIONS	(138)	(1,218)	(926)	(2,257)

NET INCOME	$19,381	$5,415	$30,160	$12,106

EARNINGS (LOSS) PER SHARE:
BASIC
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.18	$0.06	$0.29	$0.13
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.00)	$(0.01)	$(0.01)	$(0.02)
NET INCOME PER SHARE	$0.18	$0.05	$0.28	$0.11

DILUTED
EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$0.18	$0.06	$0.28	$0.13
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	$(0.00)	$(0.01)	$(0.01)	$(0.02)
NET INCOME PER SHARE	$0.18	$0.05	$0.27	$0.11

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:
BASIC	109,318	107,755	108,550	107,457
DILUTED	110,992	109,987	110,360	110,240

For investor and media inquiries please contact:
Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220